UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 3, 2013

K12 Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Corporate Park Drive, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2013, Mr. James Rhyu was named Executive Vice President and Chief Financial Officer of K12 Inc. (the "Company") to be effective no later than June 30, 2013. Mr. Rhyu, age 43, joins the Company from Match.com where he has served as Chief Financial Officer and Chief Administrative Officer. Earlier in his career, Mr. Rhyu served as Senior Vice President of Finance at Dow Jones & Company and as the Corporate Controller of Sirius XM Radio and its predecessor company, XM Satellite Radio, after having served in the same role for Graftech International. Mr. Rhyu began his career with Ernst & Young LLP. Mr. Rhyu holds a BS from the Wharton School of Business at the University of Pennsylvania and an MBA from London Business School.

Mr. Rhyu will receive an annual base salary of $460,000 and he will be eligible to receive an annual year-end bonus of up to 50% of his base salary, at the discretion of the Compensation Committee of the Board of Directors. Mr. Rhyu will also receive a signing bonus of $200,000. Subject to Compensation Committee approval, Mr. Rhyu will be granted an option to purchase 125,000 shares of the Company’s common stock, with an option to convert those stock options into restricted stock, and he will be awarded 50,000 shares of restricted stock. The stock options will vest over four years with 25% vesting after one year and 75% vesting quarterly thereafter and the restricted stock will vest over three years with 20% vesting after one year, followed by 40% vesting each of the remaining two years. Finally, the Company will pay for certain temporary housing, storage, commuting, and moving expenses and fees associated with relocating Mr. Rhyu’s residence.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

May 3, 2013	By:	/s/ Howard D. Polsky

Name: Howard D. Polsky
Title: General Counsel and Secretary